UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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WESBANCO, INC.

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April 8, 2026

Glass Lewis

100 Pine Street, Suite 1250

San Francisco, CA 94111

RE: Proxy Paper for Wesbanco, Inc., published on March 25, 2026 (the “Report”)

Fellow Stockholders:

In connection with our 2026 Annual Meeting, the proxy advisory firm Glass Lewis has issued its Proxy Paper with voting recommendations on the matters to be considered, including the advisory vote to approve the compensation paid to our named executive officers for 2025 (the “Say-on-Pay” proposal), where it has recommended a vote “AGAINST.”

We appreciate Glass Lewis’ methodology and point of view but respectfully disagree with their conclusion and request your consideration of the context we have provided below before you cast your vote. Our Board of Directors continues to recommend that you vote “FOR” our Say-on-Pay proposal this year.

***

Glass Lewis Is Using a Smaller, Pre-Acquisition Peer Group in its Analysis

Glass Lewis’ recommendation is driven largely by its new quantitative pay-for-performance framework, which relies on a peer group constructed using its proprietary methodology. According to Glass Lewis’ 2026 Benchmark Policy Guidelines, “In determining the peer groups used in Glass Lewis’s pay-for-performance scores, a proprietary methodology is utilized that considers both market and industry peers, along with each company’s self-disclosed peers and peers of those company-disclosed peers. Each component is considered on a weighted basis and is subject to size-based ranking and screening.”

While this methodology might not give rise to any issues under typical circumstances, it does not appear to have taken into account our acquisition of Premier Financial Corp. (“Premier”), which was announced in mid-2024 and closed in early 2025. If the Glass Lewis peer group methodology considered Wesbanco’s peer group developed in 2023 for 2024 as disclosed in its 2025 Proxy Statement, and if it considered the peers of those peers, it was drawing upon a peer set that did not take into account the Premier acquisition, a transaction that increased our assets by approximately 50% and our revenues by approximately 40%.

As Glass Lewis’ own report shows (see excerpt below), our market capitalization and revenues are above the 84th and 88th percentiles, respectively, of the Glass Lewis peer group. In practice, this means that Glass Lewis compared the executive compensation levels for Wesbanco’s named executive officers (“NEOs”) in Wesbanco’s 2025 compensation program, which our Board set to take into account the transformative acquisition that Wesbanco completed in early 2025, against compensation levels at a group of significantly smaller institutions that no longer would be appropriate peers of Wesbanco following the Premier acquisition. Further, to compound the problem, in looking at these smaller companies, the most recent compensation information publicly available at the time of the Glass Lewis Report for most of those companies was the compensation information reported by them in their 2025 proxy statements, which was actually 2024 compensation. In other words, the comparator group used by Glass Lewis was made up of materially smaller companies than Wesbanco following the Premier acquisition, and the information used by Glass Lewis was from the prior year.

The Board Intentionally Adopted a New Peer Group Reflecting Our Size After Our Acquisition

When determining 2025 executive compensation amounts and incentives, our Board and its Compensation Committee took deliberate steps to align our benchmarking with our projected new size and footprint following the Premier acquisition.

In anticipation of approximately 50% asset growth and 40% revenue increase, the Board approved a new compensation peer group specifically designed with our new profile in mind. This 2025 group consisted of public bank holding companies with assets between $18 and $48 billion (our combined assets were $27 billion), headquartered in the Midwest, Mid-Atlantic and Southeast. More than half of our peers changed year-over-year: eight smaller legacy peers were replaced with larger, more comparable institutions.

Using this updated peer group, the Board recalibrated 2025 short-term and long-term incentive opportunities to begin to move our executives toward competitive compensation levels commensurate with the larger regional bank that we have become, and they purposefully aimed not to position us as an outlier. As disclosed in our 2026 Proxy Statement, even after these changes, total direct compensation for our CEO and CFO remained below the median of this new Board-selected peer set.

A Size-Appropriate Lens Supports a More Balanced View of 2025 Pay

We recognize that Glass Lewis’ quantitative methodology is designed to be applied consistently across many companies, and that many of our investors value this approach. However, in our case, we believe that comparing our post-acquisition compensation levels to a pre-acquisition group of smaller banks, using largely 2024 peer data, overstates any perceived misalignment on pay-for-performance.

Given that our compensation levels were compared against those of executive officers at a group of demonstrably smaller companies, and from the prior year, it is not surprising that certain Glass Lewis quantitative screens – including CEO Pay vs. TSR Performance, CEO Pay vs. Financial Performance, and NEO Pay vs. Performance – indicate “severe concern,” while the remaining three of the six total quantitative measures indicate only “low” or “negligible” concern.

Those “severe concern” items were arguably “severe” because they reflect the comparison of our post-transaction 2025 compensation levels to companies whose assets and revenues are, on average, approximately 40-50% lower than ours. If Wesbanco’s CEO and other NEO compensation levels were compared to a more appropriate peer group as measured by assets and revenue, the CEO and other NEO compensation levels would not appear to be at such high percentiles relative to such a group. This might not have led to “severe concern,” which might have resulted in an overall “low concern” on pay-for-performance alignment, and could reasonably support a different conclusion (namely, a “FOR” recommendation on Say-on-Pay).

Board Continues to Support 2025 Pay as Appropriate for Our New Scale

We value the perspectives of Glass Lewis and other proxy advisory firms and will continue to consider their input as part of our ongoing stockholder engagement and compensation determination process. At the same time, we believe it is important that stockholders understand the context in which our 2025 compensation decisions were made, including taking into account our significantly larger scale following the Premier acquisition and the Board’s deliberate adoption of an appropriate peer group that reflects this new reality.

For these reasons, our Board of Directors continues to believe that our 2025 executive compensation program is reasonable, competitive, reflective of pay for performance and aligned with the long-term interests of our stockholders, and respectfully recommends that you vote “FOR” our Say-on-Pay proposal this year.

We invite you to review our 2026 Proxy Statement, including a Proxy Supplement dated April 1, 2026, and our Annual Report to Stockholders which are available at www.wesbanco.com. We would be pleased to discuss any questions you may have as you consider your vote.

Sincerely,

Richard K. Laws

Senior Executive Vice President and Chief Legal Officer

[Excerpt from Glass Lewis Report is omitted in this filing.]